Pacific Coast National Bank	Press Release

Contact:	Michael S. Hahn President & COO 949-361-4300

For Immediate Release

PACIFIC COAST NATIONAL BANCORP ANNOUNCES THE APPOINTMENT OF
STANLEY M. CRUSE AS EXECUTIVE VICE PRESIDENT/CHIEF CREDIT OFFICER

Photo attached:
Stanley M. Cruse
Executive Vice President
Chief Credit Officer

San Clemente, CA - July 30, 2007
Pacific Coast National Bancorp announced today that Stanley M. Cruse has been appointed the Executive Vice President and Chief Credit Officer for Pacific Coast National Bank. Prior to joining PCNB, Cruse served as Executive Vice President and Chief Credit Officer for Discovery Bank in San Marcos. He has over 35 years of commercial banking experience including time with Discovery Bank and Business Bank of California.

Michael Hahn, President of Pacific Coast said, "Stanley Cruse is a perfect fit for our Bank. He has played a critical role in increasing earning assets at other banks. As PCNB grows exponentially, his experience in risk management will be crucial. In addition, he is a proven community leader, which fits well with our commitment to the communities that we serve."

Cruse cited the family atmosphere and the team approach within PCNB's management as the deciding factors in his acceptance of this position. "I am happy to contribute my experience to this growing bank. Knowing the infrastructure that has been out into place over the last two years, it's an excellent place to work, with a bright future."

Pacific Coast National Bank offers a broad range of commercial and consumer banking services, headquartered in San Clemente with offices in San Clemente and Encinitas. Shares are offered under the symbol PCST.ob. Visit www.pacificcoastnationalbank.com.